EXHIBIT 99

MaloneBailey, LLP

March 31, 2020

To the Board of Directors

Pierre Corp.

75 E. Santa Clara St. 6th Floor

San Jose, CA 95113

With regards to your December 31, 2019 audit, due to developments related to COVID-19, our offices began working remotely in mid-March and this impacted how efficiently and effectively we can work since our teams are not currently together in our office. We are doing what we can to limit the impact to your audit. However, it is inevitable there will be some delays as a result of working remotely and the availability of some of our staff that have additional personal obligations that could not have been foreseen as a result of impacts of COVID-19.

Thanks you for your understanding.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

Houston, TX